Exhibit 99.1

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief
Financial Officer
908-541-8777
ENZON REPORTS FIRST QUARTER 2007 RESULTS
— Company continues its transformation —
BRIDGEWATER, NJ – May 2, 2007 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the first quarter of 2007. For the three months ended March 31, 2007, Enzon reported a net loss of $1.9 million or $0.04 per diluted share, as compared to net income of $21.7 million or $0.50 per diluted share for the same quarter in 2006. First quarter results in 2006 were favorably impacted by the $13.8 million gain from the sale of marketable securities.
“Our results this quarter are very much in line with our stated goal of investing in novel development programs, particularly in oncology.” said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. “We are building an impressive pipeline, utilizing cutting-edge technology that we hope will transform tomorrow’s therapeutic options for cancer patients.”
Recent Highlights:
•	The PEG-SN38 IND was approved by the U.S. Food and Drug Administration (FDA)

•	The HIF-1 alpha antagonist IND was approved by the FDA, and the Phase 1 solid tumors and lymphoma study is currently enrolling patients

•	The FDA granted DepoCyt® a full approval for the treatment of patients with lymphomatous meningitis. DepoCyt was previously granted approval under the FDA’s Sub Part H regulation

•	The Company announced its plan to consolidate its manufacturing facilities to its Indianapolis, Indiana site

•	The Company retired $4.0 million in convertible debt due in July 2008.
Financial Results
For the three months ended March 31, 2007, Enzon reported an adjusted net loss of $1.9 million or $0.04 per diluted share, as compared to an adjusted net income of $7.9 million or $0.18 per diluted share for the three months ended March 31, 2006.

Revenues
The following table reflects the revenues generated by product and segment for each of the three-month periods ended March 31, 2007 and 2006.

	Three Months Ended
	(in thousands)
	March 31, 2007	March 31, 2006	% Change

Products
Oncaspar	$7,467	$6,416	16
DepoCyt	2,369	2,080	14
Abelcet	7,686	10,466	(27)
Adagen	5,127	5,313	(4)

Total Products	22,649	24,275	(7)

Royalties	16,344	17,248	(5)
Contract Manufacturing	2,495	3,206	(22)

Total Revenues	$41,488	$44,729	(7)

Products Segment
Products segment sales, comprised of sales of Oncaspar®, DepoCyt®, Abelcet® and Adagen®, were $22.7 million for the three months ended March 31, 2007, compared to $24.3 million for the three months ended March 31, 2006. The Company continues to experience growth in its oncology products, Oncaspar and DepoCyt. The decrease in sales for the product segment this quarter is mainly attributable to the continued competitive environment for Abelcet.
Oncaspar sales grew to $7.5 million or 16 percent for the three months ended March 31, 2007, as compared to $6.4 million for the three months ended March 31, 2006. Oncaspar is a PEG-enhanced version of the naturally occurring enzyme L-asparaginase, and is used as a component of a multi-agent chemotherapeutic regimen for the first-line treatment of patients with acute lymphoblastic leukemia (ALL). The growth in Oncaspar this quarter was related to its continued adoption in certain protocols by hospitals and cooperative groups resulting in an increase in demand for the product. The July 2006 approval by the FDA of Oncaspar for the first-line treatment of patients with ALL has facilitated this trend. Enzon’s Phase 1 study investigating Oncaspar in combination with gemcitabine in patients with solid tumors and lymphoma continued to enroll patients this quarter.
As recently announced, the FDA granted full approval of DepoCyt, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside, or ara-C, for the treatment of lymphomatous meningitis. Sales of DepoCyt increased 14 percent to $2.4 million for the three months ended March 31, 2007, as compared to $2.1 million for the three months ended March 31, 2006. Given the small number of patients treated with DepoCyt, quarterly sales variability will likely continue.
Sales of Abelcet in the U.S. and Canada for the three months ended March 31, 2007 were $7.7 million, down 27 percent as compared to $10.5 million for the three months ended March 31, 2006.
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com

This decrease was due to the continued competitive conditions in the antifungal market. Enzon continues to make select investment in the sales and marketing of this product to address these competitive challenges.
Sales of Adagen, an enzyme replacement therapy used to treat adenosine deaminase (ADA) deficiency in patients with severe combined immunodeficiency disease, were $5.1 million, a decrease of 4 percent for the three months ended March 31, 2007, as compared to $5.3 million for the three months ended March 31, 2006. This market has a very small number of patients so quarter-to-quarter variability is not uncommon.
Royalties Segment
Revenues from the Company’s Royalties segment for the three months ended March 31, 2007 were $16.3 million, as compared to $17.2 million for the three months ended March 31, 2006. The reduction in royalties from the prior year was due primarily to expected competition for Macugen in the U.S. The majority of royalties is comprised of royalty revenue the Company receives on sales of PEG-INTRON, which remained relatively stable this quarter.
Contract Manufacturing Segment
The Company’s revenues from its Contract Manufacturing segment were $2.5 million for the three months ended March 31, 2007, as compared to $3.2 million in the corresponding period of the prior year. The contract manufacturing segment includes contract manufacturing revenues related to services the Company provides for a number of customers who require injectable products. The decrease in contract manufacturing revenue was primarily attributable to the timing of shipments to its customers.
Cost of Product Sales and Contract Manufacturing
The Company’s cost of goods sold was $11.5 million for the three months ended March 31, 2007, as compared to $10.5 million for the three months ended March 31, 2006. This increase is associated with the timing of production of certain products, as well as the additional amortization of the payment made to secure the supply of L-asparaginase.
Research and Development
The Company’s research and development (R&D) expenses were $13.2 million for the three months ended March 31, 2007, as compared to $7.0 million for the three months ended March 31, 2006. This significant increase in R&D was expected and was attributable to the multiple programs underway to build the Company’s product pipeline. This includes research and development programs for rhMBL, PEG-SN38, Oncaspar, the HIF-1 alpha antagonist and other LNA- and PEGylation-based programs. Enzon remains committed to its objective of delivering long-term value by creating a differentiated oncology pipeline.
Selling, General and Administrative
Selling, general and administrative expenses increased to $16.2 million for the three months ended March 31, 2007, as compared to $15.8 million for the three months ended March 31, 2006. Selling, General and Administrative expenses remained relatively constant. The Company continues to make selective investments in selling, marketing, and other initiatives to further its objective of delivering long-term value.
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com

Restructuring Charge
The Company announced in February 2007 plans to consolidate its manufacturing site in South Plainfield, NJ into its Indianapolis site. As a result of this decision, the Company recorded a $0.6 million charge this quarter for related severance costs that will be paid at the completion of the consolidation. As reported, the Company expects to incur $8.0 million to $10.0 million in costs associated with the restructuring in 2007. In 2008, the Company expects to experience costs associated with lease and other asset write-offs of as much as $8.0 million.
Other Income (Expense)
Net other income (expense) is comprised of investment income, interest expense, and other non-operating expenses. The Company reported other expense of $1.9 million for the three months ended March 31, 2007, as compared to other income of $10.7 million in the same period in the prior year. The difference is due primarily to the gain of $13.8 million from the sale of Nektar shares in the first quarter of 2006. During the first quarter of 2007, the Company purchased $4.0 million of its outstanding convertible debt due in 2008. This purchase resulted in a small gain due to the purchase at a discount to par.
Cash and Investments
Total cash reserves decreased to $198.4 million as of March 31, 2007, as compared to $240.6 million as of December 31, 2006. Cash reserves include cash, cash equivalents, short-term investments, and marketable securities. The net decrease in cash reserves was primarily the result of payments communicated in February 2007 when the Company announced their results for the year ended December 31, 2006. These obligations, were included in the Company’s December 31, 2006 financial statements, however the payments were made in the first quarter of 2007. These payments include the $5.0 million milestone for filing the HIF-1 alpha antagonist IND, the $17.5 million payment to Ovation to secure the long-term supply of L-asparaginase, and the $7.0 million payment for related legal services associated with the new supply agreement. In addition, this quarter, the Company retired $4.0 million of its convertible notes.
Reconciliation of GAAP net income (loss) to adjusted net income (loss)
The following table reconciles the Company’s net (loss) income and net (loss) income per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net (loss) income and net (loss) income per diluted share for the three months ended March 31, 2007 and 2006, respectively:

	Three Months Ended
	(in thousands, except per-share amounts)
	March 31, 2007		March 31, 2006
		Net loss		Net
		per		income per
	Net	diluted	Net	diluted
	loss	share	income	share

GAAP net (loss) income	$(1,853)	$(0.04)	$21,708	$0.50
Adjustment to GAAP net (loss) income:
Investment gain related to the sale of Nektar common stock (1)	—	—	(13,844)	(0.32)

Adjusted net (loss) income (2)	$(1,853)	$(0.04)	$7,864	$0.18

685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com

(1)	The Company’s adjusted financial results for the first quarter of 2006 exclude a gain related to the sale of approximately 1.0 million shares of Nektar common stock.

(2)	Adjusted net (loss) income and adjusted net (loss) income per share, as Enzon defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net (loss) income and adjusted net (loss) income per share reflecting adjustments for certain items that the Company deems to be non-recurring.
Conference Call and Webcast
Enzon will be hosting a conference call today, May 2, 2007 at 10:00 a.m. E.D.T. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(866) 334-3876
International Dial-In Number:	(416) 849-4292
Access Code:	Enzon
Enzon’s conference call will also be webcast in a “listen only” mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon’s conference call, a telephone rebroadcast will be available following the call from May 2, 2007, at approximately 12:00 p.m. E.D.T. This rebroadcast will end on May 9, 2007, at approximately 11:59 p.m. E.D.T. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number:	(866) 245-6755
International Dial-In Number:	(416) 915-1035
Access Code:	807365
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, and commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should”, “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.
(Financial information to follow)
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended March 31, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	March 31,	March 31,
	2007	2006
Revenues:
Product sales, net	$22,649	$24,275
Royalties	16,344	17,248
Contract manufacturing	2,495	3,206

Total revenues	41,488	44,729

Costs and expenses:
Cost of product sales and contract manufacturing	11,464	10,549
Research and development	13,240	7,003
Selling, general and administrative	16,190	15,838
Restructuring charge	569	—
Amortization of acquired intangible assets	185	189

Total costs and expenses	41,648	33,579

Operating (loss) income	(160)	11,150

Other income (expense):
Investment income, net	2,577	15,816
Interest expense	(4,553)	(4,881)
Other, net	90	(241)

	(1,886)	10,694

(Loss) income before income tax (benefit) provision	(2,046)	21,844

Income tax (benefit) provision	(193)	136

Net (loss) income	$(1,853)	$21,708

(Loss) earnings per common share – basic	$(0.04)	$0.50

(Loss) earnings per common share – diluted	$(0.04)	$0.50

Weighted average shares – basic	43,862	43,524

Weighted average shares – diluted	43,862	43,524

685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
March 31, 2007 and December 31, 2006
(In thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and short-term investments	$164,343	$173,544
Accounts receivable, net	13,264	15,259
Inventories	20,900	17,618
Other current assets	9,812	5,890

Total current assets	208,319	212,311

Property and equipment, net	44,446	39,491

Other assets:
Marketable securities	34,099	67,061
Amortizable intangible assets, net	75,910	78,510
Other assets	6,035	6,457

	116,044	152,028

Total assets	$368,809	$403,830

Liabilities and Stockholders’ Deficit
Current and other liabilities	$30,649	$62,629
Notes payable	393,642	397,642
Stockholders’ deficit	(55,482)	(56,441)

Total liabilities and stockholders’ deficit	$368,809	$403,830

Common shares outstanding	44,062	43,999

# # #
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com